Translated from Chinese

The Exclusive Licensing Agreement

for Harbin Renhuang Pharmaceutical Co., Ltd. to

Use Forest Resources under

Yichun Red Star Forestry Bureau

The exclusive licensing agreement to use forest resources under Yichun Red Star Forestry Bureau was signed by the following parties on January 11, 2011:

Party A: Yichun Red Star Forestry Bureau in Heilongjiang Province

Legal Person: Changshun Zhao

Address: Hongxing District, Yichun City, Heilongjiang Province

Party B: Harbin Renhuang Pharmaceutical Co., Ltd.

Legal Person: Shaoming Li

Address: Changjiang International Building, 11th Floor, No. 28, Changjiang Road, Nangang District, Harbin

While the Yichun city has been implementing its development strategy of “Ecology builds city, industry flourishes city” to serve the national goal of protecting Daxinganling and Xiaoxinganling Forests and changing economic development modes, Renhuang Pharmaceutical Inc. also decides to achieve the goal of establishing the Yichun Grand Forest to speed up the developing process of “Six In One”. In the meantime, in order to promote the comprehensive development of the forestry industry and to prosper under a cooperative and win-win relationship, under the principle of mutual benefits and common development, through friendly consultation, Party A and Party B both confirm to work together under the following exclusive licensing agreement to use forest resources under Yichun Red Star Forestry Bureau:

Article I Contents of Cooperation

1.         Party A shall designate an area of 100,000 mu for the growth of acanthopanax near the Sanyang tree farm and its surrounding areas within Party A ’s field, and exclusively authorize Party B to use the forest resources to cultivate wild acanthopanax and to establish an acanthopanax GAP base of 1,000 mu.

2.         Party A cannot authorize any third party to use aforementioned forest resources besides Party B throughout the period of cooperation.

Article II Principles of Cooperation

Parties shall abide by the principles of genuineness, adaptability, ecofriendliness and the scientific development philosophy of “develop while protect, protect while develop”.

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Article III Forms of Organization

1.         Party B shall carry out the organizational form of “corporation plus peasant household” as Party B invests in the local growth of wild medicine herbs, mainly in acanthopanax, on the Sanyang tree farm and its surrounding areas under Hongxing Forestry Bureau. Each 50 to 100 mu shall be regarded as an operating unit that shall be managed by one peasant household. The expenses shall be undertaken by Party B.

2.         Party A shall sell all the acanthopanax collected in the defined areas by the local farmers to Party B.

Article IV Terms of Cooperation

The 100,000 mu forest land and the 1,000 mu acanthopanax GAP base shall be authorized to Party B by Party A to be used as diversified land to develop forest economy unless the country, the province and the city have decided to change its economic modes. The period of use is 30 years.

Article V Responsibilities of Party A

The 100,000 mu forest land and the 1,000 mu acanthopanax GAP base are legally owned by Party A, so Party A has the right to authorize Party B to use them under Article 1 of this agreement. If the authorization in the agreement needs to be approved by its superior government agency, Party A shall be responsible for dealing with it and getting the approval from the related government agencies.

Party A shall be responsible for protecting Party B’s exclusive right of usage against infringement. Party A shall decide whether to expand the development or to extend the term of the exclusive usage based on the conditions of the cooperation and the development prospects.

Party A shall be responsible for providing related preferential policies on the use of the forest resources in the area, assisting Party B with project construction in the area and ensuring the smooth implementation of Party B’s 100,000 mu wild acanthopanax growing base and the 1,000 mu GAP planting base.

Party A shall provide the related policy information on local forestry, agriculture and industrial constructions to facilitate Party B’s expanding operation of the forest resources in the area.

Article VI Responsibilities of Party B

Party B is approved to manage the forest resources of the designated area, but it cannot change the purpose of the land at will, otherwise this contract is in void.

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Article VII Exclusive Possession Costs and Method of Payment

1.     Parties agree that costs for the aforementioned 100,000 mu forest land and the 1,000 mu acanthopanax GAP base are RMB ¥ 3,430,000 for the first year, and RMB ¥ 3,330,000 a year after the fees and the total amount for 30 years is up to RMB ¥ 100,000,000.

2.     Party B shall pay Party A in the following fashion:

(1)       Party A shall authorize Party B the right of usage of the construction project for the 100,000 mu forest land and the 1,000 mu acanthopanax GAP base on the Sanyang tree farm and its surrounding areas under Hongxing Forestry Bureau, in the meantime Party B shall pay RMB ¥ 50,000,000 within 1 month after the signing of the contract.

(2)        Party B shall pay the remaining RMB ¥ 50,000,000 within 12 months after Party B has obtained the approval documents for the authorized operations.

Article VIII Liability for Breach of Contract

1.    Except for the force majeure, if Party A is in breach of this contract which results in the unavailability of Party B’s rights, Party A shall be deemed as the defaulting party under this Agreement and it shall give Party B a complete refund and pay a penalty fee (10% of payment under the contract).

2.    Except for the force majeure, if Party B delays paying the transfer costs, Party B shall pay a penalty fee as an overdue payment based on 1% of its daily interest until Party B has paid all of the principal interests The force majeure events refer to: earthquakes, droughts, floods, wars, state actions and other unforeseeable, unavoidable and insurmountable objective conditions. Both parties shall proceed with their obligations immediately upon the cease of the event of the force majeure or the removal of the effects.

Article IX Dispute Resolution

Any disputes between the parties shall be resolved upon the discussion between both parties in the spirit of friendly consultation and mutual understanding. If the dispute cannot be resolved through discussion, the parties have the right to bring a lawsuit to the People’s Court.

Article X Annex of the Agreement

The unaccomplished matters, other clauses of this Contract may be negotiated between the two parties and the parties shall sign the supplementary agreement, which shall be deemed as the annexes to this agreement. It is an integral part of the contract. Both the Contract and the annexes have the same legal effect.

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Article XI Effectiveness of Agreement and Miscellaneous

1.     This agreement comes into force after the signing or the stamping of the Contract by the legal representatives or authorized representatives of both parties.

2.     The acanthopanax acquisition agreement signed by the parties on July 8, 2010 will continue to be valid. If any term hereof conflicts with that agreement, this Agreement shall supersede, but the contents in the acquisition agreement will continue to be valid.

3.     This agreement is executed in four counterparts (copies) and each of the parties has two copies. Both have the same legal effect.

Party A: Yichun Red Star Forestry Bureau in Heilongjiang Province

(stamp)

Legal Reprehensive: Changshun Zhao

Date: Jan. 11, 2011

Party B: Harbin Renhuang Pharmaceutical Co., Ltd.

Legal Reprehensive: Shaoming Li

Date: Jan. 11, 2011

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